United States

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report: April 10, 2008

(Date of earliest event reported)

EMAK Worldwide, Inc.

(exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	23346 (Commission File No.)	13-3534145 (I.R.S. Employer Identification No.)

6330 San Vicente Boulevard

Los Angeles, California 90048

(Address of Principal executive offices, including zip code)

(323) 932-4300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On April 11, 2008, EMAK Worldwide, Inc. (the “Company”) announced that effective April 14, 2008, its Common Stock would cease trading on The Nasdaq Capital Market.

On February 25, 2008 the Company received a Nasdaq Staff Determination Letter with respect to its continued non-compliance with the Nasdaq listing requirement of $2.5 million in stockholders' equity. The Company requested a hearing with Nasdaq, as negotiations were continuing with the holder of its preferred stock on a transaction that would permit the Company to reclassify approximately $19.1 million in book value of preferred stock as permanent equity on its balance sheet rather than "mezzanine" equity.

On April 10, 2008, the Company received a Nasdaq Hearings Panel decision letter indicating that the Company’s securities would be delisted effective April 14, 2008. The Company had informed the Nasdaq Staff prior to the April 3, 2008 hearing date that no transaction with its preferred holder would be consummated.

Management will continue to focus its resources on pursuing the Company's growth objectives and positioning the Company to enhance long-term shareholder value. The Company will continue to maintain its status as a reporting company with the Securities and Exchange Commission and update its shareholders on material events and financial information as required.

A copy of the press release issued on April 11, 2008 is included as an exhibit to this Form 8-K.

Item 9.01.	Financial Statements and Exhibits

(c)	Exhibits:

Exhibit 99.1	Press release dated April 11, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMAK WORLDWIDE, Inc.

Date: April 16, 2008	By:	/s/Teresa L. Tormey
Teresa L. Tormey,
Chief Administrative Officer and General Counsel

2